Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
Robert A. Doody Jr.
Assistant Director, Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt (for media)
Associate Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports First Quarter 2011 Financial Results

- Company Sets New High in Quarterly Product Revenue; Record Sales of Cinryze® (C1 Esterase Inhibitor [Human]) Reach $57 Million in First Quarter -

EXTON, PA, April 28, 2011 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2011.

In the first quarter of 2011, we:

•

Achieved a record $127 million in net product sales, including $57 million in net sales of Cinryze® (C1 esterase inhibitor [human]) representing Cinryze growth of 62 percent over the same period in 2010;

•	Attained non-GAAP adjusted net income of $45 million; GAAP net income reached $36 million;

•	Delivered positive cash flows from operations of $39 million;

•	Improved working capital to $551 million as of March 31, 2011, including cash, cash equivalents and short-term investments of $495 million; and

•	Acquired an initial 2.4 million shares through a $50 million accelerated share repurchase arrangement.

“While I am pleased with our financial results for the first quarter of 2011, I’m most proud of the team’s dedication during the quarter toward meeting the evolving needs of our patients by focusing on global commercial, clinical and manufacturing excellence,” stated Vincent Milano, ViroPharma’s president and chief executive officer. “Our momentum in adding new U.S. patients onto Cinryze therapy and building long term brand loyalty continued through the quarter. We made excellent progress with our partners at Sanquin on new production initiatives to meet the growing needs of our expanding patient populations. We advanced toward the next stage of clinical development of subcutaneous Cinryze and VP-20621, and initiated a Phase 2 study of C1 esterase inhibitor in antibody mediated rejection. And, our work in Europe continued toward potential approval and launch of not one, but two products in 2011: Cinryze, which achieved a positive CHMP recommendation in March 2011, and an exciting new late stage product opportunity called Buccolam® (midazolam hydrochloride, oromucosal solution), which came as part of our acquisition of Auralis in 2010, for which we are seeking a Pediatric Use Marketing Authorization (PUMA) for treatment of acute epileptic seizures in children. All in all, the first quarter was a period of continued strong execution by our global ViroPharma team.”

The Company is reporting both GAAP net income and non-GAAP adjusted results for the three months ended March 31, 2011. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring events. A reconciliation between GAAP and non-GAAP adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income to Non-GAAP adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

Non-GAAP adjusted net income in the three months ended March 31, 2011 and March 31, 2010 was $45.5 million and $28.6 million, respectively. This increase is primarily due to the net effect of the increased Cinryze sales volume, partly offset by increased selling, general and administrative expense.

The change between our GAAP net income of $36.4 million for the quarter ended March 31, 2011 from GAAP net income of $21.3 million for the quarter ended March 31, 2010 was driven primarily by the same factors resulting in the increase in Non-GAAP adjusted net income for these same periods.

Operating Highlights

Net sales were $127 million for the first quarter ended March 31, 2011, as compared to $91 million in the comparative period of 2010, representing 40 percent growth in the first quarter in net product sales.

Cinryze net sales during the three months ended March 31, 2011 were $57 million, a 62 percent increase over the respective period in 2010 due to an increase in the number of patients receiving Cinryze. Vancocin net sales during the three months ended March 31, 2011 were $69 million, or a 24 percent increase over the respective period in 2010 due to net realized price and volume growth.

Cost of sales for the three month period of 2011 increased over the same period in the prior year by $4.9 million due to increased Cinryze volume.

Research and development costs increased slightly to $10.4 million in the first quarter of 2011 from $9.7 million in the first quarter of 2010 primarily as a result of development of the Cinryze life cycle management program and efforts in conjunction with increasing the manufacturing capacity. Selling, general and administrative expenses increased by $7.4 million to $28.3 million in the first quarter of 2011 over that of 2010. The increase was driven primarily by increased HAE patient support costs, higher marketing and medical education efforts and expenses related to building our European organization.

Working Capital Highlights

At March 31, 2011 our working capital was $550.6 million compared to $561.0 million at the end of 2010 as we generated $39.1 million in cash flow from operations during the first quarter of 2011, offset by the $50 million cash outlay associated with the accelerated share repurchase agreement under which we repurchased an initial 2.4 million shares in the quarter.

Looking ahead in 2011

ViroPharma is updating its guidance for the year 2011 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2011, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $245 to $260 million.

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $170 to $190 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on April 28, 2011 at 9:00 a.m. Eastern. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 18, 2011.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency, pediatric epilepsy and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2011, our ability to continue to successfully commercialize Cinryze, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to achieve European regulatory approvals of Cinryze and Buccolam in the timeframes we anticipate, our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, and pursuing regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate and generate positive results with a Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories including the EU in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s review of our MAA for Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including without limitation statements related to potential regulatory timelines for approval of our MAA for Cinryze, our ability to address EC questions regarding our relationship with Sanquin and the scope of indications for which Cinryze may be approved.

There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates, including, but not limited to, approval of the PUMA for Buccolam for treatment of pediatric epilepsy in Europe. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2010, and 10-Q for the quarter ended March 31, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

	Three months ended March 31,
(in thousands, except per share data)	2011	2010
	(unaudited)
Revenue:
Net product sales	$127,035	$90,647

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	18,869	13,958
Research and development	10,426	9,741
Selling, general and administrative	28,310	20,921
Intangible amortization	8,897	7,573
Other operating expenses	498	—

Total costs and expenses	67,000	52,193

Operating income	60,035	38,454

Other Income (Expense):
Interest income	204	31
Interest expense	(2,981)	(2,838)
Other income (expense), net	3,142	(522)

Income before income tax expense	60,400	35,125

Income tax expense	23,954	13,843

Net income	$36,446	$21,282

Net income per share:
Basic	$0.47	$0.27
Diluted	$0.40	$0.26

Shares used in computing net income per share:
Basic	77,849	77,506
Diluted	95,973	89,668

Note – During the first quarter of 2011, the increase in share price triggered an increase in the number of in-the-money options used in the weighted average share calculation. The impact is an increase of roughly 5 million shares to the fully diluted share count. The impact on fully diluted earnings per share equated to a roughly $0.02 decrease.

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconciliation between net income and adjusted net income on a non-GAAP basis is as follows:

	Three months ended March 31,
(in thousands)	2011	2010
	(unaudited)

GAAP net income (loss)	$36,446	$21,282
Adjustments:
Non-cash interest expense	1,956	1,816
Amortization	8,897	7,573
Step-up of inventory	39	—
Stock compensation	3,456	2,661
Contingent consideration expense	471	—
Tax effect of the above	(5,779)	(4,700)

Non-GAAP adjusted net income	$45,486	$28,633

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Non-cash interest expense: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization of intangible assets and step up in inventory related to purchase accounting arising from acquisitions and changes in the fair value of future contingent consideration.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

	March 31,	December 31,
(in thousands)	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$391,388	$426,732
Short-term investments	103,583	78,439
Inventory	66,608	54,388
Total current assets	646,821	633,141
Intangible assets, net	618,648	619,712
Total assets	1,304,082	1,287,574

Liabilities and Stockholders’ Equity
Total current liabilities	$96,235	$72,122
Deferred tax liabilities	174,399	176,111
Long-term debt	147,602	145,743
Total liabilities	420,607	396,439
Total stockholders’ equity	883,475	891,135
Total liabilities and stockholders’ equity	1,304,082	1,287,574

Statement of Cash Flows:

	Three Months Ended
	March 31,	March 31,
(in thousands)	2011	2010

Net cash provided by operating activities	$39,059	$38,347
Net cash used in investing activities	(27,241)	(17,691)
Net cash (used in) provided by financing activities	(47,620)	2,312